Exhibit 10.3

PURCHASE AND SALE AGREEMENT

BETWEEN

McKenzie Oil Corp., as Seller

and

United American Petroleum Corp., as Buyer

Effective Date November 30, 2011

INDEX TO PURCHASE AND SALE AGREEMENT

ARTICLE I:	Purchase and Sale	3
1.01	Purchase and Sale	3
1.02	Interests	3
1.03	Effective Date	3

ARTICLE II:	Purchase and Sale	3
2.01	Purchase Price	3

ARTICLE III:	Representations and Warranties	3
3.01	Representations and Warranties of Seller	3
3.02	Representations and Warranties of Buyer	5

ARTICLE IV:	Covenants	6
4.01	Covenants of Seller	6
4.02	Covenants of Buyer	7

ARTICLE V:	Conditions to Closing	7
5.01	Conditions to Obligations of Seller	7
5.02	Conditions to Obligations of Buyer	7
5.03	Conditions to Obligations of Both Parties	7

ARTICLE VI:	Closing	8
6.01	Date of Closing	8
6.02	Place of Closing	8
6.03	Closing Obligations	8

ARTICLE VII:	Obligations after Closing	8
7.01	Sales Tax and Recording Fees	8
7.02	Indemnification	8
7.03	Proceeds of Production	8
7.04	Further Assurances	8
7.05	Survival	8

ARTICLE VIII:	Termination	9
8.01	Termination	9
8.02	Return of Information	9
8.03	Return of Information	9

ARTICLE X:	Miscellaneous	9
9.01	Expenses	9
9.02	Notices
9.03	Amendment	9
9.04	Assignment	9
9.05	Announcements	9
9.06	Generality of Provisions	9
9.07	Headings	10
9.08	Counterparts	10
9.09	References	10
9.10	Governing Law	10
9.11	Entire Agreement	10
9.12	Parties in Interest	10

EXHIBIT A"	Interests, Leases, and Lands
EXHIBIT "B"	Form of Assignment and Conveyance
EXHIBIT "C"	Estimated Debt Associated with Properties

PURCHASE AND SALE AGREEMENT

Seller:  McKenzie Oil Corp.
 2215-B Renaissance Drive
 Las Vegas, NV 89119

Buyer:  United American Petroleum Corp.
 9600 Great Hills Trail, Suite 150W
 Austin Texas 78759

For the consideration, mutual promises, agreements and benefits to be derived by Seller and Buyer named above, the receipt and sufficiency of which are acknowledged, Buyer and Seller have entered into this Purchase and Sale Agreement (the "Agreement") and hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.01           Purchase and Sale.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from, and pay Seller for, the Interests described in §1.02, subject to the terms and conditions of this Agreement.

1.02           Interests.  All of the following shall be referred to as the "Interests":

(a)  The undivided interests described in Exhibit "A" attached hereto; and

(b)  A like undivided interest in and to all of the personal property, fixtures, and improvements now, or as of the Effective Date as defined in §1.03, on the lands, or used or obtained in connection with the lands and leases or with the production, treatment, sale or disposal of all produced or attributable hydrocarbons or water and all other appurtenances.

1.03           Effective Date.  The purchase and sale of the Interests shall be effective for all purposes as of November 30, 2011 (the "Effective Date").  The Effective Date is determined for each locality described in Exhibit "A" in accordance with the time generally observed in said locality.

ARTICLE II
PURCHASE PRICE

2.01           Purchase Price.  The purchase price for the Interests shall be Five Hundred Fifty Thousand Dollars ($550,000.00) (“Cash Portion”) and fifty thousand (50,000) shares of the Buyer’s $0.001 par value common stock (the “Shares”) (together, the "Purchase Price").

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.01           Representations and Warranties of Seller.  Seller makes the following representations and warranties to Buyer:

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in each of the states in which the lands and leases are located;

(b)           Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of Seller's charter, bylaws or governing documents, or any contracts, agreements, or instruments to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller;

(c)           The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action, corporate and otherwise, required on the part of Seller;

(d)           This Agreement has been duly executed and delivered on behalf of Seller, and at Closing, all documents and instruments required by this Agreement to be executed and delivered by Seller shall have been duly executed and delivered.  This Agreement does, and the documents and instruments shall, constitute legal and valid obligations of Seller;

(e)           Except as specifically identified in Exhibit "A," Seller has record title to the Interests, free and clear of all liens, encumbrances, burdens, claims and defects of title of any kind, and Seller has provided Buyer with complete and accurate information relating to the Interests, except that Seller shall have thirty (30) days from the Closing Date to resolve any outstanding bills, or potential lien claims with regard to the Interests including those specified on Exhibit C of this Agreement.

(f)           The leases are in full force and effect, are valid and subsisting and cover the entire estates they purport to cover;

(g)           Seller is not in default under any contract or agreement pertaining to the Interests, except as specifically identified in Exhibit "A";

(h)           All royalties, rentals and other payments due under the leases have been properly and timely paid, and all conditions necessary to keep the leases in full force and effect have been performed;

(i)           Seller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement or agreement, to deliver hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment

(j)           Except as specifically identified in Exhibit "A," no hydrocarbons produced from the Interests are subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons, and no person has any call upon, option to purchase, or similar rights with respect to the Interests or to the production from the Interests;

(k)           All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of property, the production of hydrocarbons, or the receipt of proceeds from the Interests that have become due and payable, have been properly and timely paid; In the event that any outstanding ad valorem, production, severance, excise, or similar taxes, bills, liens claims and/or assessments are due and payable, Seller will have thirty (30) days from the Closing Date to resolve these claims with regard to the Interests.

(l)           Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility;

(m)           No suit, action, or other proceeding is pending or threatened before any court or governmental agency and no cause of action exists that relates to the Interests or that might result in impairment or loss of Seller's title to any portion of the Interests, the value of the Interests or that might hinder or impede the operation or enjoyment of the leases;

(n)           The Interests entitle Seller to receive not less than the undivided interests set out on Exhibit "A" as "Net Revenue Interests" of all indicated hydrocarbons produced, saved, and marketed from or attributable to the lands and all wells located on or attributable to the lands through the plugging, abandonment and salvage of such wells.  Seller's obligation to bear costs and expenses relating to the development of and operations on the leases, lands, and wells is not, and through the plugging, abandonment and salvage of such wells, shall not be, responsible for such activities.";

(o)           Seller is currently receiving from all purchasers of production from the Interests at least the "Net Revenue Interests" set out on Exhibit "A" without suspense or any indemnity other than standard division order provisions.  Seller is currently paying the operators of the Interests for the development and operation of the Interests no more than the "Operating Interests" set out on Exhibit "A";

(p)           To the best of Seller’s knowledge, it has complied with and is currently complying with, all laws, rules, regulations, ordinances and orders of all local, tribal, state, and federal governmental bodies, authorities and agencies having jurisdiction over the Interests;

(q)           To the best of Seller’s knowledge all necessary plans for development, applications, inspection reports, certificates, and other instruments pertaining to environmental matters have been filed with the appropriate local, tribal, state, and federal governmental bodies, authorities and agencies and all permits necessary for the legal operation of the Interests in full compliance with all environmental laws, rules, regulations, ordinances and orders have been obtained.  Seller is in full compliance with all such laws, rules, regulations, ordinances and orders.  All applications, reports, certificates, and other instruments filed with or furnished to any local, tribal, state, or federal governmental body, authority or agency do not contain any untrue statement of material fact, or omit any statement of material fact necessary to make the statements made, not misleading;

(r)           No portion of the Interests: (1) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code) of a tax partnership.  For purposes of this §3.01(r), a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of §761 of the Internal Revenue Code (the "Code") or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reasons of elections made, pursuant to §761(a) of the Code and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions; and

(s)           Seller has provided Buyer with complete and accurate information relating to the Interests, including without limitation, production history and characteristics, operating and net revenue interests.

(t)           Investment Representations.

(i) In acquiring the Shares, the Seller has received and carefully reviewed such information and documentation relating to the Company that the Investor has requested, including without limitation, the Buyer’s filings with the U.S. Securities and Exchange Commission. The Seller acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares, including, but not limited to, the Buyer’s business, operations, properties, and financial condition.

(ii) The Seller confirms that it has been given sufficient access to information regarding the Buyer and in connection with its decision to receive the Shares, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Buyer and concerning the Buyer’s financial affairs, prospects and condition.

(iii) The Seller represents and warrants that (1) it is a resident in or otherwise subject to the securities legislation of the United States, and the issuance of the Shares to Seller has occurred only in the United States; and (2) Seller acknowledges that it can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters as to make it capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(iv) The Seller represents, warrants and covenants that it shall acquire the Shares issuable under this Agreement for its own account and not for the account or on behalf of others.

(v) The Seller acknowledges that: (1) no securities commission or similar authority has reviewed or passed on the merits of the Shares issuable pursuant to this Agreement; (2) there is no government or other insurance coving such Shares; and (3) there are risks associated with the acquisition of the Shares.

(vi) The Seller acknowledges that, except as specifically set forth elsewhere herein, (1) it must and shall bear the economic risk of holding the Shares, which may be for an indefinite period of time, because at the time such Shares are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended, or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (2) the Shares may not be resold or transferred on the official stock transfer records of Company without furnishing to Company an opinion of counsel reasonably acceptable to Company that such sale or transfer of the Shares will not violate the registration provisions of applicable federal and state securities laws; and (3) certificates representing the Shares shall have endorsed on them a restrictive legend to this effect.

(vii) The Seller acknowledges that Buyer is relying on the representations, warranties, covenants and acknowledgements in this Section 3.01 to ensure that any of the Shares issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

3.02           Representations and Warranties of Buyer.  Buyer makes the following representations and warranties to Seller:

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and intends to qualify to carry on its business in each of the states in which the lands and leases are located.

(b)           Buyer has all requisite power and authority to carry on its business as presently conducted to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its other obligations provided for in this Agreement.

(c)           The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's charter, bylaws or governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(d)           The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Buyer.

(e)           This Agreement has been duly executed and delivered on behalf of Buyer, and at Closing, all documents and instruments required by this Agreement to be executed and delivered by Buyer shall have been duly executed and delivered.  This Agreement does, and the documents and instruments shall, constitute legal and valid obligations of Buyer.

(f)           Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility.

ARTICLE IV
COVENANTS

4.01           Covenants of Seller.  Seller covenants and agrees with Buyer as follows:

(a)           Within ten (10) business days after the date of this Agreement, Seller, at the expense of the Seller shall deliver or make available to Buyer all information pertaining to referenced Interests that has not been provided heretofore. All of this information shall also be open to inspection and photocopying by Buyer at Seller's offices any reasonable time during the term of this Agreement;

(b)           Prior to Closing, Seller shall carry on its business with respect to the Interests in substantially the same manner as Seller had prior to the date of this Agreement and shall not introduce any new method of management, operation or accounting with respect to the Interests;

(c)           Prior to Closing, without the prior written consent of Buyer, Seller shall not enter into any new agreements or commitments with respect to the Interests which extend beyond Closing, shall not make any expenditures on any Interests, shall not abandon any well located on the Interests nor release or abandon all or any portion of any of the leases, shall not modify or terminate any of the agreements relating to the Interests, and shall not encumber, sell or otherwise dispose of any of the Interests other than personal property that is replaced by equivalent property or consumed in the normal operation of the Interests;

(d)           Seller shall use all reasonable efforts to have Buyer to be duly designated Operator of all designated wells in “Exhibit A” included in the Interests which Seller currently operates and shall allow Buyer to take over operations of those wells as soon as possible after Closing;

(e)           Seller shall use all reasonable efforts to preserve its field organization for operating the Interests so that they will be preserved for Buyer on and after Closing.

(f)           Seller shall exercise reasonable care to safeguard and maintain in a secure manner all engineering, geological and geophysical data, reports and maps and all other confidential data in the possession of Seller relating to the Interests;

(g)           Seller shall continue to comply with all applicable laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction over the Interests;

(h)           Seller grants Buyer and its employees and agents the right of access to the lands and the right to witness and conduct well tests on the lands;

(i)           Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to assure that, as of the Closing Date (as defined below), Seller will not be under any material corporate, legal or contractual restrictions that would prohibit or delay the timely consummation of such transactions;

(j)           Seller shall cause all of its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date.  To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date; and

(k)           Seller shall promptly notify Buyer if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

4.02           Covenants of Buyer.                                           Buyer covenants and agrees with Seller as follows:

(a)           Buyer shall use diligent efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, Buyer will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions;

(b)           Buyer shall cause all of its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date.  To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use diligent effort to cause such conditions to be satisfied on or prior to the Closing Date;

(c)           Buyer shall promptly notify Seller if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement; and

(d)           Buyer shall use its best efforts in safeguarding and maintaining in a secure manner all engineering, geological and geophysical data, reports and maps, and all other confidential data provided by Seller, in the possession of Buyer, relating to the Interests.

ARTICLE V
CONDITIONS TO CLOSING

5.01           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Seller, of the following conditions:

(a)           All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing.

5.02           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver, by Buyer, of the following conditions:

(a)           All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing;

(b)           Seller shall have obtained all needed or necessary consents to this transaction; and

(c)           There shall not have been any material adverse change in the Interests, or the value of the Interests, in the sole determination of Buyer.

5.03           Conditions to Obligations of Both Buyer and Seller.  The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver, by both parties, of the following conditions:

(a)           There shall not be pending or instituted, threatened or proposed, any action or proceeding by or before any court, administrative agency, or any other person challenging, complaining of, or seeking to collect damages or other relief in connection with the transactions contemplated by this Agreement; and

(b)           No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered, whether on a preliminary or final basis, that would prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement, or make the payments due by the terms of this Agreement to be illegal.

ARTICLE VI
CLOSING

6.01           Date of Closing.                                           Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing Date") shall be held on November 30, 2011, or such other date as the Buyer and Seller agree to in writing.  This date, as amended if amended, shall be referred to as the "Closing Date."

6.02           Place of Closing.                                           The Closing shall be held at the offices of the Seller, or at such other place as Buyer and Seller may agree upon in writing.

6.03           Closing Obligations.     At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller shall execute, acknowledge and deliver (in sufficient counterparts to facilitate recording) the assignment, bill of sale and conveyance in the form attached as Exhibit "B," conveying the Interests to Buyer.  As appropriate, Seller shall also execute, acknowledge and deliver, separate assignments of the Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements;

(b)           Seller shall deliver to Buyer exclusive possession of the Interests;

(c)           Seller and Buyer shall execute, acknowledge, and deliver division or transfer orders or letters in lieu of division and transfer orders directing all purchasers of production to make payment of proceeds attributable to production from the Interests, after the Effective Date, to Buyer;

(d)           Seller shall deliver to Buyer all files and records relating to the Interests, including, without limitation, all information and material referred to in §4.01(a) and 4.01(b) not previously delivered to Buyer;

(e)           Buyer shall have paid to Seller the Cash Portion of the Purchase Price as provided in Section 2.01; and

(f)           Buyer shall have issued, or be standing ready to issue the Shares as provided in Section 2.01.

ARTICLE VII
OBLIGATIONS AFTER CLOSING

7.01           Sales Taxes and Recording Fees.  Buyer shall pay all sales taxes occasioned by the sale of the Interests.  Buyer shall pay all documentary, filing, and recording fees required in connection with the filing and recording of the assignments described in §6.03 (a) above.

7.02           Indemnification.                                           After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)           Buyer shall defend, indemnify, save, and hold Seller harmless against all claims, costs, expenses, and liabilities with respect to the Interests, which accrue or relate to times after the Effective Date, excluding those incurred by Seller with respect to the sale of the Interests to Buyer or the negotiations leading to such sale and excluding those that result from or are attributable to the negligence or willful misconduct of Seller, its employees or agents with respect to the operation and maintenance of the Interests, and excluding those that result from or are attributable to any representation of Seller contained in this Agreement being untrue or a breach of any warranty or covenant of Seller contained in this Agreement.

(b)           Seller shall defend, indemnify, save, and hold Buyer harmless against all claims, costs, expenses, and liabilities with respect to the Interests, which accrue or relate to times prior to the Effective Date, excluding those incurred by Buyer with respect to the purchase of the Interests by Buyer or the negotiations leading to such purchase, and excluding those that result from or are attributable to any representation of Buyer contained in this Agreement being untrue or a breach of any warranty or covenant of Buyer contained in this Agreement.

7.03           Proceeds of Production.  Buyer shall be entitled to receive all proceeds of production, attributable to the Interests after the Effective Date.  Seller shall be entitled to receive all proceeds of production attributable to the Interests prior the Effective Date.

7.04           Further Assurances.  Seller and Buyer shall execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate, or other instrument delivered pursuant to this Agreement.

7.05           Survival.                      The representations, warranties, covenants, agreements and indemnities provided in this Agreement shall survive Closing and the close of this transaction and shall remain in full force and effect and binding on Seller and Buyer for a period of  (1) year following the Closing Date.

ARTICLE VIII
TERMINATION

8.01           Termination.  This Agreement and the transactions contemplated by this Agreement may be terminated in the following instances:

(a)           By either Buyer or Seller if any condition set forth in §5.03 above shall not be satisfied at the Closing;

(b)           By Buyer if any condition set forth in §5.02 above shall not be satisfied on or before December 7, 2011;

(c)           By Seller if any condition set forth in §5.01 above shall not be satisfied on or before December 7, 2011; or

(d)           By the mutual written agreement of Buyer and Seller.

This Agreement shall terminate without any further action by Seller or Buyer if the Closing has not occurred on or before December 7, 2011.

8.02           Return of Information.  If this Agreement is terminated, Buyer shall return to Seller all information and material delivered to Buyer by Seller pursuant to the terms of this Agreement.

8.03           Liabilities upon Termination. If this Agreement is terminated for any reason or is breached by Buyer or Seller or both, nothing contained in this Agreement shall be construed to limit Seller's or Buyer's legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained in this Agreement and the right to enforce specific performance of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.01           Expenses.                      Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including with limitation, legal and accounting fees, costs and expenses.

9.02           Notices.                      All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when delivered addressed as follows:

If to Seller:	McKenzie Oil Corp.	If to Buyer:	United American Petroleum Corp.
	2215-B Renaissance Drive Las Vegas, NV 89119 Attn: Kathleen Dean		9600 Great Hills Trail, Suite 150W Austin, Texas 78759 Attn: Mike Carey

Either party may, by written notice delivered to the other, change the address to which delivery shall thereafter be made.

9.03           Amendment.  This Agreement may not be altered or amended, nor any rights provided for in this Agreement waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.  No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, or condition or as a waiver of any other term, provision, or condition of this Agreement.

9.04           Assignment.   Seller and Buyer may not assign any portion of their rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of the other.

9.05           Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated by this Agreement and, except as may be required by applicable laws or regulations of any governmental agency, Buyer and Seller shall not issue any press release or any other announcement without the prior written consent of the other.

9.06           Generality of Provisions.  The specificity of any representation, warranty, covenant, agreement, or indemnity included in or provided in this Agreement, or in any exhibit, document, certificate, or other instrument delivered pursuant to this Agreement, shall in no way limit the generality of any other representation, warranty, covenant, agreement, or indemnity included or provided in this Agreement, or in any exhibit, document, certificate or other instrument delivered pursuant to the terms of this Agreement.

9.07           Headings.  The headings of the articles and sections of this Agreement are for guidance, convenience and reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.08           Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all together shall constitute but one and the same instrument.  This Agreement shall become operative when each party has executed at least one counterpart of this Agreement.

9.09           References.  References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations.  As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate, or other entity.  As used in this Agreement, "affiliate" of a person shall mean any partnership, joint venture, corporation, or other entity in which such person has an interest or which controls, is controlled by or is under common control with such person.

9.10           Governing Law.  This Agreement and the transactions contemplated by this Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas.

9.11           Entire Agreement.  This Agreement (including all exhibits) constitutes the entire understanding between Buyer and Seller with respect to the subject matter of this Agreement, and supersedes all negotiations, prior discussions, prior agreements, and understandings relating to such subject matter.  No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Buyer and relied upon by other that is not set forth in this Agreement or in the instruments referred to in this Agreement, and Seller and/or Buyer shall not be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement, or statement not set forth in this Agreement.

9.12           Parties in Interest.  This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and, except as otherwise prohibited, their respective successors and assigns and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

This Purchase and Sale Agreement is signed by Seller and Buyer as of the date of their signatures below, but is deemed effective for all purposes as of the Effective Date provided in §1.03.

Date: _________________________	McKenzie Oil Corp.

ATTEST	By:
Kathleen Dean
	Its:	President

Date: _________________________	United American Petroleum Corp.

ATTEST	By:
Mike Carey
	Its:	President

EXHIBIT "A"
INTERESTS, LEASES AND LANDS

EXHIBIT “A”

All of the right, title and interest representing one hundred percent (100%) of the working interest  in what is designated as the McKenzie State Well No.1 (API No.371-10653) along with  all associated equipment located in Abstract 9452, Section 50, Block OW,  TT RR Co. Survey, Pecos County Texas, and subject to the following Oil and Gas Leases which cover the rights from the surface down to but not below the base of the Delaware formation.

Lease from F. H. Mills Jr., Lessor, to Lakehills Production, Inc., Lessee, dated August 1, 2006, File No. 96655, of the Lease Records of Pecos County, Texas being 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RR Co Survey, Pecos County, Texas.

Lease from Ralph W. Way, Lessor, to Lakehills Production, Inc., dated August 1, 2006, File No. 96656, of the Lease Records of Pecos County, Texas, being 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RR Co, Survey, Pecos County, Texas

Lease from William J. Phelan, Lessor, to Lakehills Production Inc., Lessee, dated August 1, 2006, File No. 96657, Lease Records of Pecos County, Texas, being 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RR Co, Survey, Pecos County, Texas.

Lease from Jim W. Wilson, Lessor, to Lakehills Production Inc., dated August 1, 2006, File No. 96658, Lease Records of Pecos County, Texas, being 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RR Co. Survey, Pecos County , Texas

Lease from the State of Texas, Lessor, to Lakehills Production, Inc., Lessee, dated August 1, 2006, File No. 96987, Lease Records of Pecos County, Texas, being 75.44 acres SF 16116, J.M. Frost Survey, Pecos County, Texas

EXHIBIT "B"
FORM OF ASSIGNMENT/CONVEYANCE

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

ASSIGNMENT AND BILL OF SALE

COUNTY OF PECOS	§ §
STATE OF TEXAS                                                 §

This ASSIGNMENT AND BILL OF SALE ("Assignment"), effective as of 7:00 a.m., CST, on November 30, 2011 (the "Effective Time"), is from McKenzie Oil Corp., whose address is 2215-B Renaissance Drive, Las Vegas, Nevada 89119 ("Assignor") to United American Petroleum Corp., whose address is 9600 Great Hills Trail, Suite 150W, Austin, Texas 78759, ("Assignee"), to be effective as of November 30, 2011.

FOR Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby ASSIGNS, TRANSFERS AND CONVEYS unto Assignee all of Assignor's right, title and interest in and to the oil and gas interests described on Exhibit "A" attached hereto and made a part hereof (the Working Interest”), in the McKenzie State Well No. 1 located in Pecos County, Texas being described on Exhibit “A”, and incorporated herein for all purposes.

This Assignment shall be binding upon and shall inure to the benefit of the Parties and their respect heirs, successors and permitted assigns.

To have and to hold unto Assignee, its successors and assigns forever.

The interests herein assigned are subject to the terms and provisions of the leases and to the terms and provisions of any operating agreement and other contracts currently in force.

This Assignment and all of the terms, provisions, covenants, indemnities, obligations, and conditions herein contained shall be binding upon and inure to the benefit of and be enforceable by the Assignors, Assignee and their respective successors and assigns.

As partial consideration of the Assignment, Assignee agrees to indemnify and defend Assignor as to all future liabilities, including well plugging, surface restoration and cleanup, liens, mortgages and encumbrances relating to the property herein conveyed and release Assignor from any and all responsibility for same.

IN WITNESS HEREOF, this Assignment and Bill of Sale is hereby executed this 30th day of November, 2011, but shall be effective for all purposes as of the effective date.

ASSIGNOR: McKenzie Oil Corporation		ASSIGNEE: United American Petroleum Corp.
By:		By:
	Kathleen Dean		Mike Carey
Its:	President	Its:	President

ACKNOWLEDGMENTS

UNITED KINGDOM                              §
  §
  §

This instrument was acknowledged before me on the ____ day of _____________, 2011, by Kathleen Dean, President of McKenzie Oil Corp., a Nevada corporation, on behalf of said corporation.

Notary Public in and for the United Kingdom

My Commission expires:

STATE OF TEXAS                                §
              §
COUNTY OF TRAVIS     §

This instrument was acknowledged before me on the _____day of ____________, 2011, by Mike Carey, President of United American Petroleum Corp., a Nevada corporation, on behalf of said corporation.

Notary Public in and for the State of Texas

 My Commission expires:

EXHIBIT "A"

Attached to and made a part of that certain Quitclaim Assignment and Bill of Sale by MCKENZIE OIL CORP., Assignor, and UNITED AMERICAN PETROLEUM CORP., as Assignee, effective as of November 30, 2011.

Oil and Gas Leases:

A.	Lessor:	F. H. Mills Jr.
	Lessee:	Lakehills Production, Inc.
	Date:	August 1, 2006
	Recorded:	File Number 96655, Records of Pecos County, Texas
Lands Covered:
East 111.4 acres of the South One-Half (S12) of Section 50, Block OW, TT RY Co. Survey, Pecos County, Texas, insofar as such lease covers the rights from the surface down to but not below the base of the Delaware formation.

B.	Lessor:	Ralph W. Way.
	Lessee:	Lakehills Production, Inc.
	Date:	August 1, 2006
	Recorded:	File Number 96656, Records of Pecos County, Texas
Lands Covered:
East 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RY Co. Survey, Pecos County, Texas, insofar as such lease covers the rights from the surface down to but not below the base of the Delaware formation.

C.	Lessor:	William J. Phelan
	Lessee:	Lakehills Production, Inc.
	Date:	August 1, 2006
	Recorded:	File Number 96657, Records of Pecos County, Texas
Lands Covered:
East 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RY Co. Survey, Pecos County, Texas, insofar as such lease covers the rights from the surface down to but not below the base of the Delaware formation.

D.	Lessor:	Jim W. Wilson
	Lessee:	Lakehills Production, Inc.
	Date:	August 1, 2006
	Recorded:	File Number 96658, Records of Pecos County, Texas
Lands Covered:
East 111.4 acres of the South One-Half (S/2) of Section 50, Block OW, TT RY Co. Survey, Pecos County, Texas, insofar as such lease covers the rights from the surface down to but not below the base of the Delaware formation.

E.	Lessor:	State of Texas
	Lessee:	Lakehills Production, Inc.
	Date:	August 1, 2006
	Recorded:	File Number 96987, Records of Pecos County, Texas
	Lands Covered:	75.44 acres, SF 16116, J. M. Frost Survey, Pecos County, Texas, insofar as such lease covers the rights from the surface down to but not below the base of the Delaware formation.

This Assignment excludes forty (40) acres around the McKenzie State No. 1 described as follows:

40.0 acres, more or less, out of South-half of Section 50, Block OW, T.T. RR. Co. Survey, Pecos County, Texas and out of S.F. 16116, J. M. Frost Survey, Pecos County, Texas. Said tract being more particularly described by metes and bounds as follows:

BEGINNING at a point that is N 88°53' 12" W, a distance of 840' from the Northeast corner of said S.F. 16116, from which a one-half inch iron pipe found for the Southwest corner of Section 19, Block 143, T.& S.L. RR Co. Survey bears Ni °21'59" E, 90.1 feet, for the Northeast corner of this tract;

THENCE S 1°06'30" W, a distance of 1444 feet to a point for the Southeast corner of this tract;

THENCE N 88°53' 12" W, a distance of 588.9 feet to the West boundary of said S.F. 16116 and the East boundary of said Section 50, and continuing N 88°53'12" W, a distance of 617.748 feet, for the Southwest corner of this tract;

THENCE N 1°06'30" E, a distance of 1444 feet to the North boundary of S/2 of Section 50, for the Northwest corner of this tract;

THENCE S 88°52'05" E, a distance of 617.748 feet to the East boundary of said Section 50 and the West boundary of said S.F. 16116, and continuing S 88°53'12" E along the North line of said S.F. 16116 to the PLACE OF BEGINNING, and containing 40.0 acres of land

EXHIBIT "C"
ESTIMATED DEBT ASSOCIATED WITH PROPERTIES